Strategic Partners Asset Allocation Funds
For the fiscal year ended 7/31/02
File number 811-08915

SUB-ITEM 77D
Policies With Respect to Security Investment

Strategic Partners Mutual Funds

Supplement dated December 28, 2001.
In this Supplement, each investment portfolio to which this
Supplement relates is referred to as a "Fund."
Effective January 15, 2002, each Fund is changing the time at which it calculates its net asset value per share (NAV) from 4:15 p.m.
New York time to the close of regular trading on the New York Stock
Exchange (NYSE), usually 4:00 p.m. New York time, as described below. This change also affects the time by which a Fund must receive orders to buy, sell or exchange Fund shares in order to receive the same day's NAV. This Supplement also discusses when a
Fund may fair value a security instead of using market quotations.
The information in this Supplement supersedes any contrary
information that may be contained either in the prospectuses to which this Supplement relates or in the statements of additional information that correspond to these Funds. This Supplement relates to various sections within the prospectus section generally entitled
"How to Buy, Sell and Exchange Shares of the Fund."
1. The following modifies the section entitled "How to Buy
SharesStep 3: Understanding the Price You'll Pay."
A Fund's portfolio securities are valued based upon market
quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Board that oversees the Fund's operations. A Fund also may use fair value pricing if it determines that a market quotation is not reliable based, among other things, on events that occur after the quotation is derived or after the close of the primary market on which the security is traded, but before the time that the Fund's NAV is determined. In the case of a Fund that invests in foreign securities, this use of fair value pricing most commonly occurs with securities that are primarily traded outside the U.S., but also may occur with U.S.-traded securities. The fair value of a portfolio security that a Fund uses to determine its NAV may differ from the security's quoted or published price. For purposes of computing a Fund's NAV, we will value the Fund's futures contracts 15 minutes after the close of regular trading on the NYSE. Except when we fair value securities or as noted below, in the case of a Fund that invests in foreign securities, we normally value each foreign security held by the Fund as of the close of the security's primary market.
We determine each Fund's NAV once each business day at the
close of regular trading on the NYSE, usually 4:00 p.m. New York time.
The NYSE is closed on most national holidays and Good Friday. In the case of a Fund that invests in foreign securities, we do not price, and you will not be able to purchase or redeem, the Fund's shares on days when the NYSE is closed but the primary markets for these securities are open, even though the value of the Fund's foreign securities may have changed. Conversely, a Fund that invests in foreign securities will ordinarily price its shares, and you may purchase and redeem shares, on days that the
NYSE is open but foreign securities markets are closed. We may not determine the Fund's NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect its NAV.
Most national newspapers report the NAVs of larger mutual funds, allowing investors to check the prices of those funds daily.
2. The following is added to the end of the section entitled "How to Buy SharesWhat Price Will You Pay for Shares of the Fund?"
Unless regular trading on the NYSE closes before 4:00 p.m., your order to purchase must be received by 4:00 p.m. New York time in order to receive that day's NAV. In the event that regular trading on the NYSE closes before 4:00 p.m. New York time, you will receive the following day's NAV if your order to purchase is received after the close of regular trading on the NYSE.
3. The following modifies the section entitled "How to Sell Your
Shares."
If your broker holds your shares, your broker must receive your order to sell by 4:00 p.m. New York time to process the sale on that day.
In the event that regular trading on the NYSE closes before 4:00 p.m.
New York time, you will receive the following day's NAV if your order to sell is received after the close of regular trading on the NYSE.
4. The following modifies the first paragraph of the section entitled "Telephone Redemptions or Exchanges."
You may redeem or exchange your shares in any amount by calling the Fund at (800) 225-1852 before 4:00 p.m. New York time. You will receive a redemption or exchange amount based on that day's NAV. In the event that regular trading on the NYSE closes before 4:00 p.m. New
York time, you will receive the following day's NAV if your order to sell or exchange is received after the close of regular trading on the NYSE.
5. The following modifies the section entitled "Expedited
Redemption Privilege."
A Fund must receive requests for expedited redemption prior to
4:00 p.m. New York time to receive a redemption amount based on the day's NAV. In the event that regular trading on the NYSE closes before
4:00 p.m., you will receive the following day's NAV if your order to sell is received after the close of regular trading on the NYSE.
The information in this Supplement relates to the prospectuses indicated below.
Fund Name	Date of Prospectus
Strategic Partners Asset Allocation Funds	October 1, 2001
Strategic Partners Conservative Growth Fund
Strategic Partners Moderate Growth Fund
Strategic Partners High Growth Fund
Strategic Partners Opportunity Funds
Strategic Partners Focused Growth Fund	April 27, 2001
Strategic Partners New Era Growth Fund	April 27, 2001
Strategic Partners Focused Value Fund	February 13, 2001
Strategic Partners Style Specific Funds	October 1, 2001
Strategic Partners Large Capitalization Growth Fund
Strategic Partners Large Capitalization Value Fund
Strategic Partners Small Capitalization Growth Fund
Strategic Partners Small Capitalization Value Fund
Strategic Partners International Equity Fund
Strategic Partners Total Return Bond Fund



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